UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*


                             FISHER COMMUNICATIONS, INC.
                             ---------------------
                               (Name of Issuer)

                         Common Stock, par value $1.25
                         -----------------------------
                        (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                (CUSIP Number)





Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


This Schedule 13-G, Amendemnt No. 3, amends the Schedule 13-G, Amendment No. 2, filed with the SEC on January 30, 2003. Specifically, this Amendment No. 3 corrects an error in the number of shares reported as Shared Voting Power and Shared Dispositive Power in Item 4(c)(ii) and (iv).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

- -----------------------                                  ---------------------
CUSIP NO.  337756 20 9             13G                     PAGE 2 OF 4 PAGES
-------------------------                                  ---------------------

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      NAMES OF REPORTING PERSONS - George D. Fisher
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITES ONLY)


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    N/A                                                       (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            4,800 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          433,504 Shares (Trustee of D. R. Fisher Trust)
     OWNED BY             211,464 Shares (President and director of
                                          D. R. Fisher Co.)
                   ------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,800 Shares

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          433,504 Shares (Trustee of D. R. Fisher Trust)
                          211,464 Shares (President and director of
                                          D. R. Fisher Co.)

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    649,768 Shares

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       7.56%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------

Item 1 (a):  NAME OF ISSUER

             FISHER COMMMUNICATIONS, INC.
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Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                600 University Street, Suite 1525
                Seattle, Washington   98101

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Item 2 (a):  NAME OF PERSON FILING

                George D. Fisher

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Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

                23435 Marine View Drive
                P. O. Box 98549
                Des Moines, Washington   98198

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Item 2 (c):  CITIZENSHIP

                United States

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Item 2 (d):  TITLE OF CLASS OF SECURITIES

                Common Stock, $1.25 par value

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Item 2 (e):  CUSIP NUMBER

                337756 20 9

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Item 3: If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not  applicable

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Item 4:    OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount Beneficially Owned:

                     649,768 Shares

               (b)   Percent of Class:

                     7.56%

               (c)   Number of Shares as to Which Such Person Has:

                     (i)  sole power to vote or direct the vote:

                          4,800 Shares

                     (ii) Shared power to vote or direct the vote:

                          644,968 Shares

                    (iii) Sole power to dispose or to direct the disposition of:

                          4,800 Shares

                   (iv) Shared power to dispose or to direct the disposition of: 644,968 Shares


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Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

               Not Applicable


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Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

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Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

               Not Applicable

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Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

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Item 9:    NOTICE OF DISSOLUTION OF GROUP

               Not Applicable

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Item 10:   CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 6, 2003
________________________
Date


/s/ GEORGE D. FISHER
________________________
Signature


GEORGE D. FISHER
________________________
Name (Typed)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).